Exhibit 99.1

Bitstream Inc. Announces Charles Ying Steps Down Permanently as Chairman of the Board

Long-Standing Board Member Amos Kaminski Named Successor

Marlborough, MA — August 13, 2010 — The Board of Directors of Bitstream Inc. (Nasdaq: BITS) today announced that Charles Ying resigned from the position of Chairman of the Board effective immediately due to a serious illness.

“We fully support Charles’ decision to resign as Chairman so he can devote all of his time and energy toward improving his health,” said Anna Magliocco-Chagnon, President and CEO. “The Company wishes to thank Charles for his thirteen years of distinguished service and commitment to the Company and its shareholders both as Chairman and previously as CEO. He has been both a technology leader and innovator and his work over his tenure at the Company diversified the Company’s technology and its business offerings. He will be greatly missed and we all wish him the best with his recovery.”

Amos Kaminski, long-standing Bitstream Board member and previous Chairman of the Board, has been selected as Mr. Ying’s successor. “We are fortunate to have Amos fill the role of Chairman,” said Magliocco-Chagnon. “Amos has been a key Board member and contributor for many years and his selection will help us take our newly expanded Company into the next phase of international growth and development. He has been instrumental in assisting our team with the recent acquisition in Israel, where his knowledge of the people and the culture played a crucial role in our decision to expand our business internationally.”

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.